Exhibit 99.1

Cytomedix Announces Favorable Results From Diabetic Foot Ulcer Clinical Trial
Wednesday December 14, 8:00 am ET
AutoloGel Treatment Achieves Complete Wound Closure Rates of 81 Percent in Patients With The Most Common Wound Sizes and 68 Percent in All Wound Sizes in the Study

Company to Hold Conference Call at 1 p.m. Eastern Time Thursday, Dec. 15, to Discuss Results

ROCKVILLE, Md., Dec. 14, 2005 (PRIMEZONE) -- Cytomedix, Inc. (AMEX: GTF), a biotechnology company specializing in the research, development, licensing and systems for treating non-healing chronic wounds including diabetic ulcers, announced today that the audit of its clinical investigational sites and trial results for diabetic foot ulcers has been completed. The Company undertook this audit with the assistance of an independent consultant, a former Food and Drug Administration branch chief responsible for Bio-Research Monitoring.

During the audit, Cytomedix discovered that some investigational centers had enrolled patients who did not meet the inclusion criteria or had not provided treatment according to the study protocol. After correcting for these types of deviations, the trial yielded 40 patients.

Analysis of the size of wounds in the study shows that 35 out of the 40 patients i.e. 88% of the patients, had wounds that were less than or equal to 7 sq. cm in area and 2 cubic cm in volume. For these most common wound sizes in the study, the healing rate for the AutoloGel(tm) group was 81.3% and that for the Control group was 42.1%. The difference of 39.2% between these rates is clearly statistically significant, with a p-value of 0.036.

Within the full cohort of the 40 patients, 68.4% of the patients treated with AutoloGel(tm) healed with full wound closures and 42.9% of patients treated in the Control group achieved full wound closures. The difference of 25.5% between the healing rates of the AutoloGel(tm) group versus the Control group is very close to statistical significance with a p-value of 0.125.

The healing rates of AutoloGel(tm) at 81.3% for the most common wound sizes in the study and 68.4% for all wound sizes are very competitive with, or better than, most other wound care products cleared by the U.S. Food and Drug Administration and covered by Medicare reimbursement. The Control group patients were not on placebo; rather, they were treated using a saline gel cleared by the FDA for wound treatment. It is important to point out that if the Control group patients healed at the originally anticipated rate of 20-30% (which was based on published literature), the difference between the healing rates in the AutoloGel(tm) group versus the Control group would have been even more strongly statistically significant.

Dr. Kshitij Mohan, Chairman and Chief Executive Officer of Cytomedix stated, ``We are very pleased that our product achieved such high healing rates for diabetic foot ulcers for all wound sizes, particularly as compared to other products on the market. It should be noted that for 88% of the wounds in the study, the healing rate was an outstanding 81% for AutoloGel(tm). Despite a smaller than anticipated number of patients who were treated in compliance with the complex clinical protocol and a much higher than anticipated healing rate in the Control group, the difference in healing rates between the two groups was clearly statistically significant for the most common wound sizes and very close to statistical significance for all wound sizes. There were no unanticipated serious adverse events related to the product and neither the audit nor the data analysis so far, has indicated any significant safety-related issues. We are continuing to do additional analysis of data, such as blood chemistry and other safety and effectiveness parameters, which were required by the clinical trial protocol or may be requested by the FDA in its review process.''

Dr. Mohan further added that, in accordance with its long-standing plans, the Company is preparing and planning to submit in the first quarter of 2006, an application requesting FDA clearance based on the results of this clinical trial and other available data.

The Company will hold a conference call with members of the investment community at 1 p.m. Eastern time, Thursday, Dec. 15, 2005, to discuss the results of the audit. To participate in the call, dial 877-407-9205 approximately 10 minutes before the call is scheduled to begin. International callers should dial 201-689-8054. The conference call ID number is 182347. A webcast of the call can be accessed on Vcall's Investor Calendar (http://www.investorcalendar.com) or the Company's website at http://www.cytomedix.com. Both the conference call and webcast will be archived on the respective sites.

ABOUT CYTOMEDIX
Cytomedix, Inc. is a biotechnology company specializing in processes and products derived from autologous platelet releasates for uses in the treatment of wounds and other applications. The current offering is AutoloGel(tm), a technology that utilizes an autologous platelet gel composed of multiple growth factors and fibrin matrix. The Company has concluded the blinded, prospective, multi-center clinical trial on the use of its technology in healing diabetic foot ulcers. Additional information regarding Cytomedix is available at: http://www.cytomedix.com.

SAFE HARBOR STATEMENT
Statements contained in this press release not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix's actual results may differ materially due to a number of factors, many of which are beyond Cytomedix's ability to predict or control, including among others, the success of new sales initiatives, governmental regulation, acceptance by the medical community and competition. There is no guarantee that further analysis of the data will not yield some unfavorable results either on the safety or effectiveness of the product or that the FDA or Medicare officials will fully agree with the Company in the interpretation of the data and provide marketing clearance by FDA or Medicare reimbursement. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc.

CONTACT:
Kshitij Mohan, Ph. D.
Chief Executive Officer
240-499-2680
or
Ron Stabiner
The Wall Street Group, Inc.
212-888-4848